As filed with the Securities and Exchange Commission on November 24, 2009
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CADIZ INC.
(Exact name of registrant as specified in its charter)

Delaware	77-0313235
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

550 South Hope Street
Suite 2850
Los Angeles, California 90071
(213) 271-1600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Keith Brackpool
Chief Executive Officer
550 South Hope Street
Suite 2850
Los Angeles, California 90071
(213) 271-1600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
Howard J. Unterberger, Esq.
Theodora Oringher Miller & Richman PC
2029 Century Park East, Sixth Floor
Los Angeles, California 90067
(310) 557-2009

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, Par Value $0.01 Per Share	904,800 Shares(1)	$10.89(2)	$9,853,272	$549.81

(1)
This registration statement is being used to register for resale (i) 678,600 shares of common stock issued to investors pursuant to a private placement which closed in 2009 (“Private Placement”) and (ii) 226,200 shares of common stock issuable upon the exercise of outstanding callable warrants, all of which warrants were issued to investors pursuant to the Private Placement.  This registration statement shall also cover an indeterminate number of additional shares of common stock that may become issuable by virtue of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee, and based, pursuant to Rule 457(c), on the average of the high and low prices of the Registrant's common stock as reported by the Nasdaq Global Market for November 20, 2009, which date is within five business days prior to the initial filing date of this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

DATED NOVEMBER 24, 2009, SUBJECT TO COMPLETION

CADIZ INC.

904,800 Shares of Common Stock

    The selling stockholders identified in this prospectus may offer from time to time up to 904,800 shares of our common stock, including 678,600 shares of common stock purchased by the selling stockholders in our 2009 private offering (“Private Placement”) and 226,200 shares of common stock issuable upon the exercise of callable warrants issued to those stockholders in the Private Placement.  We are contractually obligated under the subscription agreements with the selling stockholders in our Private Placement to register the shares acquired, or which may be acquired pursuant to the warrants, which the selling stockholders may resell.

    We will not receive any of the proceeds from the resale of the shares of our common stock by the selling stockholders, other than payment of the exercise price of the warrants.  We have agreed to pay for expenses of this offering.

    We do not know when or how the selling stockholders intend to sell their shares or what the price, terms or conditions of any sales will be.  The selling stockholders may offer and sell their respective shares in transactions on the Nasdaq Global Market, in negotiated transactions, or both.  These sales may occur at fixed prices that are subject to change, at prices that are determined by prevailing market prices, or at negotiated prices.  The selling stockholders may sell shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares or both.

    Our common stock is traded on the Nasdaq Global Market under the symbol "CDZI".  On November 20, 2009, the last reported sale price of our common stock on Nasdaq was $10.94.
__________

    Investing in our common stock involves a high degree of risk. You should carefully read and consider the “Risk Factors” beginning on page 5.
__________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ________, 2009.

    You may rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained incorporated by reference in this prospectus is correct as of any time after the date of this prospectus.

    Unless the context otherwise requires, the terms “we,” “us,” “our,” “Cadiz,” and “the Company” refer to Cadiz Inc., a Delaware corporation.

NOTICE ABOUT FORWARD-LOOKING STATEMENTS

    Information presented in this prospectus, and in other documents which are incorporated by reference in this prospectus under the section of this prospectus entitled "Where You Can Find More Information," that discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, are forward-looking statements.  Forward-looking statements can be identified by the use of words such as "intends," "anticipates," "believes," "estimates," "projects," "forecasts," "expects," "plans," and "proposes."  Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements.  These include, among others, the cautionary statements in the "Risk Factors" section of this prospectus beginning on page 5.  These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements.  When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the "Risk Factors" section and other sections of this prospectus, and other cautionary statements in documents which are incorporated by reference in this prospectus and listed in "Where You Can Find More Information" on page 13.

PROSPECTUS SUMMARY

Our Business

    Our primary assets consist of 45,000 acres of land in three areas of eastern San Bernardino County, California.  Virtually all of this land is underlain by high-quality groundwater resources that are suitable for a variety of uses, including water storage and supply programs.  The advantages of underground water storage relative to surface storage include minimal surface environmental impacts, low capital investment, and minimal evaporative water loss. The properties are located in proximity to the Colorado River and the Colorado River Aqueduct, the major source of imported water for Southern California.

    The value of these assets derives from a combination of projected population increases and limited water and energy supplies throughout Southern California.  California is facing the very real possibility that current and future supplies of water will not be able to meet demand.  Water agencies throughout California imposed mandatory rationing in 2009 in order to meet anticipated demand.  Moreover, through a series of policy initiatives, the State of California and the United States government have issued compelling calls for increased renewable energy production, including California’s mandate to acquire 33% of the state’s electricity from renewable sources by 2020.  As a result, we believe that a competitive advantage exists for companies that can provide high-quality, reliable, and affordable water to major population centers as well as for companies that can site solar energy facilities.

    Our objective is to realize the highest and best use for these assets in an environmentally responsible way.  We believe this can best be achieved through a combination of water conservation, supply, and storage programs.  In connection with these programs, we entered into five Letters of Intent ( “LOI”) in June of this year, featuring substantially similar terms, with a broad collection of Southern California water providers.  Further to the terms set out in the LOI, we are currently working together to define responsibility of the environmental review and associated costs thereof, finalize terms of pricing subject to completion of the California Environmental Quality Act, and move forward with the design and capital allocation work necessary toward implementation of our water conservation and storage project.

    Our principal executive offices are located at 550 South Hope Street, Suite 2850, Los Angeles, California 90071 and our telephone number is (213) 271-1600.

Private Placement of Securities

    In October and November 2009 we sold a total of 226,200 units in a private offering of securities.  Each unit consisted of three (3) shares of our common stock and one (1) warrant to purchase one share of common stock per warrant.  As a result of the sale of the units, we issued an aggregate of 678,600 shares of our common stock and an aggregate of 226,200 warrants. The warrants are exercisable at any time ninety (90) days after issuance and have an exercise price of $15.00 per share.  The warrant issued with each unit expires on October 30, 2012 and is subject to call rights by the Company.  We did not use a placement agent in connection with this private placement.

The Offering

Common stock offered by the selling stockholders	904,800 shares of common stock, including 226,200 shares of common stock underlying warrants

Use of proceeds	We will not receive any of the proceeds from the sale of the shares by any of the selling stockholders.

Nasdaq Global Market symbol	“CDZI”

Risk Factors	See “Risk Factors” beginning on page 5 and other information in this prospectus for a discussion of factors you should consider carefully before investing in shares of our common stock.

RISK FACTORS

    An investment in shares of our common stock involves a high degree of risk.  You should carefully consider the following factors as well as the other information contained and incorporated by reference in this prospectus before deciding to invest.

Our Development Activities Have Not Generated Significant Revenues

    At present, our activities are focused on water resource, agricultural, and renewable energy development at our San Bernardino County properties.  We have not received significant revenues from our development activities to date and we do not know when, if ever, we will receive operating revenues sufficient to offset the costs of our development activities.  As a result, we continue to incur a net loss from operations.

We May Never Generate Significant Revenues or Become Profitable Unless We Are Able To Successfully Implement Programs To Develop Our Land Assets and Related Water Resources

    We do not know the terms, if any, upon which we may be able to proceed with our water and other development programs.  Regardless of the form of our water development programs, the circumstances under which transfers or storage of water can be made and the profitability of any transfers or storage are subject to significant uncertainties, including the risk of variable water supplies and changing water allocation priorities.  Additional risks include our ability to obtain all necessary regulatory approvals and permits, possible litigation by environmental or other groups, unforeseen technical difficulties, general market conditions for real estate and water supplies, and the time needed to generate significant operating revenues from such programs after operations commence.

The Development of Our Properties Is Heavily Regulated, Requires Governmental Approvals and Permits That Could Be Denied, and May Have Competing Governmental Interests and Objectives

    In developing our land assets and related water resources, we are subject to local, state, and federal statutes, ordinances, rules and regulations concerning zoning, resource protection, environmental impacts, infrastructure design, subdivision of land, construction and similar matters.  Our development activities are subject to the risk of adverse interpretations or changes to U.S. federal, state and local laws, regulations and policies.  Further, our development activities require governmental approvals and permits that, if denied or granted subject to unfavorable conditions or restrictions, would adversely impact our ability to successfully implement our development programs.

    The opposition of government officials may adversely affect our ability to obtain needed government approvals and permits upon satisfactory terms in a timely manner.  In this regard, federal government appropriations currently preclude spending for any proposal to store water for the purpose of export or for any activities associated with the approval of rights-of-way on lands managed by the Needles Field Office of the Bureau of Land Management.  As a result of a new right-of-way with the Arizona & California Railroad Company, we do not believe federal approval will be required to implement the Cadiz Project, however, even this may be subject to similar challenges.

    A significant portion of our Cadiz Valley property is included in a study area as part of the Environmental Impact Statement (“EIS”) process for the expansion of the Marine Corp Air Ground Combat Center in Twentynine Palms, California.  Our property is included in one of the five different alternatives that will be studied for the base expansion during the EIS process over the next three years.  If any of the Cadiz Valley landholdings are included in the final expansion area, then we will be entitled to full fair market value compensation for any property taken.

    Additionally, the statutes, regulations and ordinances governing the approval processes provide third parties the opportunity to challenge proposed plans and approvals.  In California, third parties have the ability to file litigation challenging the approval of a project, which they usually do by alleging inadequate disclosure and mitigation of the environmental impacts of the project.  Opposition from environmental groups could cause delays and increase the costs of our development efforts or preclude such development entirely.  While we have worked with representatives of various environmental interests and agencies to minimize and mitigate the impacts of our planned projects, certain groups may remain opposed to our development plans.

Our Failure To Make Timely Payments of Principal and Interest on Our Indebtedness May Result in a Foreclosure on Our Assets

    As of September 30, 2009, we had indebtedness outstanding to our senior secured lenders of approximately $43 million.  Our assets have been put up as collateral for this debt.  If we cannot generate sufficient cash flow to make principal and interest payments on this indebtedness when due, or if we otherwise fail to comply with the terms of agreements governing our indebtedness, we may default on our obligations.  If we default on our obligations, our lenders may sell off the assets that we have put up as collateral.  This, in turn, would result in a cessation or sale of our operations.

The Conversion of Our Outstanding Senior Indebtedness into Common Stock Would Dilute the Percentage of Our Common Stock Held by Current Stockholders

    Our senior indebtedness is convertible into common stock at the election of our lenders.  As of September 30, 2009, our senior indebtedness was convertible into 1,747,788 shares of our common stock, an amount equal to approximately 11.32% of the number of fully-diluted shares of our common stock outstanding as of that date.  An election by our lenders to convert all or a portion of our senior secured indebtedness into common stock will dilute the percentage of our common stock held by current stockholders.

We May Not Be Able To Obtain the Financing We Need To Implement Our Asset Development Programs

    Based upon our current and anticipated usage of cash resources, we have sufficient funds to meet our expected working capital needs through fiscal year 2010.  We will continue to require additional working capital to meet our cash resource needs from that point forward and to continue to finance our operations  until such time as our asset development programs produce revenues. If we cannot raise needed funds, we might be forced to make substantial reductions in our operating expenses, which could adversely affect our ability to implement our current business plan and ultimately our viability as a company.  We cannot assure you that our current lenders, or any other lenders, will give us additional credit should we seek it.  If we are unable to obtain additional credit, we may engage in further equity financings.  Our ability to obtain equity financing will depend, among other things, on the status of our asset development programs and general conditions in the capital markets at the time funding is sought.   Although we currently expect our capital sources to be sufficient to meet our near term liquidity needs, there can be no assurance that our liquidity requirements will continue to be satisfied.  Any further equity financings would result in the dilution of ownership interests of our current stockholders.

The Issuance of Equity Securities Under Management Equity Incentive Plans Will Impact Earnings

    Our compensation programs for management emphasize long-term incentives, primarily through the issuance of equity securities and options to purchase equity securities.  It is expected that plans involving the issuance of shares, options, or both will be submitted from time to time to our stockholders for approval.  In the event that any such plans are approved and implemented, the issuance of shares and options under such plans may result in the dilution of the ownership interest of other stockholders and will, under currently applicable accounting rules, result in a charge to earnings based on the value of our common stock at the time of issue and the fair value of options at the time of their award.  The expense would be recorded over the vesting period of each stock and option grant.

SALES BY SELLING STOCKHOLDERS

    In October and November 2009 we sold a total of 226,200 units (the “Units”) to certain institutional and other accredited investors in a private placement (the "Private Placement").  Each Unit consisted of three (3) shares of our common stock and one (1) warrant to purchase one share of common stock (“Warrants”).  As a result of the sale of the Units, we issued an aggregate of 678,600 shares of our common stock (based upon three shares per Unit) and an aggregate of 226,200 Warrants (based upon one Warrant per Unit).  We did not use a placement agent in connection with the Private Placement. We intend to use the net proceeds of the Private Placement for general working capital purposes.

    The Warrants have an exercise price of $15.00 per share and are exercisable commencing the date that is ninety (90) days from their date of issuance.

    The Warrants issued in the Private Placement are callable by us, subject to certain conditions, if at any time following November 1, 2010, the closing market price of our common stock equals or exceeds $22.50 (subject to adjustment if the exercise price of the Warrant is adjusted as described in the Warrant) for ten (10) consecutive trading days.   A condition to the exercise of our call rights is that the registration statement required by the Subscription Agreements utilized in the Private Placement has been declared effective and remains effective through the date we terminate the Warrant and exercise our call rights (“Callable Warrant Termination Date”).  The Warrant expires, absent an earlier termination if a Callable Warrant Termination Date occurs, on October 30, 2012.

    Except as noted with respect to selling stockholders listed in the following table, none of the selling stockholders has held any position or office or had a material relationship with us other than as a result of the ownership of our common stock.

    The table is based on information supplied to us by the selling stockholders identified in the table.  The table sets forth, as to the selling stockholders identified in the table, the number of shares of common stock that each selling stockholder beneficially owns, the number of shares of common stock beneficially owned by each selling stockholder that may be offered for sale from time to time by this prospectus and the number of shares and percentage of common stock to be held by each such selling stockholder assuming the sale of all the common stock offered hereby.

    We may amend or supplement this prospectus from time to time to update the disclosures set forth herein.
Name of Selling Stockholder	Securities Beneficially Owned Prior to Offering (1)	Securities which may be Offered Pursuant to this Offering (2)	Securities Beneficially Owned After Offering (3)	Percentage Ownership After Offering (4)

LC Capital Master Fund Ltd. c/o Lampe Conway & Co. 680 Fifth Avenue – 12th Floor New York, New York 10019	2,466,010(5)	83,520(6)	2,382,490	15.74%

Altima Global Special Opportunities Master Fund Limited Queensgate House South Church Street PO Box 1234 GT Grand Cayman, Cayman Islands British West Indies	855,750(7)	192,000(8)	663,750	4.96%

Pershing Nominees Limited A/C PSL981 Capstan House One Clove Crescent East India Dock London E14 2BH	250,000(9)	228,000(10)	22,000.16%

RAB Energy Fund Ltd Credit Suisse Client Nominees (UK) Limited One Cabot Square London, E14 4QJ	412,424(11)	128,000(12)	284,424	2.13%

Caldwell Management AG Baarerstrasse 53 P.O. Box 4139 6304 Zug Switzerland	596,750(13)	80,000(14)	516,750	3.87%

Lloyd I. Miller A4 Trust MILFAM II, LP Lloyd I. Miller 4550 Gordon Drive Naples, FL 34102	444,374(15)	73,280(16)	371,094	2.74%

Cadrela Malta Limited 116, Upper Rue D'Argens MSD 1363 Msida, Malta	40,000(17)	40,000(18)	0	0%

HSBC Bank PLC Account Clients c/o Brown Brothers Harriman & Co. 140 Broadway New York, NY 10005	16,000(19)	16,000 (20)	0	0%

Edward A. Sugar 785 5th Avenue Apt. 11C New York, New York 10022	20,000 (21)	20,000 (22)	0	0%

Forest Nominees Limited A/C GCI PO BOX 328 St Peter Port Guernsey GYI 3TY United Kingdom	32,000 (23)	32,000 (24)	0	0%

John Elliot Ford 15 Lafayette Ct, Apt 2D Greenwich, CT 06830	12,000(25)	12,000 (26)	0	0%
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(1)
Except as otherwise noted herein, the number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right.  Except as otherwise noted herein, the number of shares beneficially owned by each selling stockholder identified in this table is as of November 13, 2009.  Unless otherwise indicated in the footnotes, each person has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned.

(2)
In the event not all of the Warrants are exercised or should some of the Warrants be terminated pursuant to our call right in the case of the Callable Warrants, the number of shares that will actually be issued will be less than the number of shares being offered by this prospectus.

(3)	Assumes the sale of all shares of common stock offered hereby.

(4)
Based upon (a) 13,338,148 shares of common stock outstanding as of November 13, 2009, which includes the 678,600 shares of common stock issued in the Private Placement; (b) as to each selling stockholder, an additional number of shares outstanding giving effect to the exercise by that stockholder only of all of the Warrants issued to that stockholder in the Private Placement;  (c) as to L.C. Capital Master Fund, Ltd., only, an additional 1,589,638 shares outstanding giving effect to the conversion of the Loan and issuance of the Loan Shares described in footnote (5) below;and (d) as to MILFAM II, LP and Lloyd I. Miller A4 Trust only, an additional 176,627 shares outstanding giving effect to the conversion of the Loan and issuance of the Loan Shares described in footnote (15)  below.

(5)	LC Capital Master Fund Ltd. is the holder of 90% of our loan under our credit facility (“Loan”).

Based upon a Form 4 filed on November 6, 2009 with the SEC by LC Capital Master Fund Ltd.

Includes 663,492 shares of common stock beneficially owned as of November 6, 2009, including 62,640 shares acquired in the Private Placement, 288,000 shares acquired in our 2008 private placement, and 312,852 shares of common stock beneficially owned immediately prior to the assignment and assumption of the Loan.  Includes 192,000 shares issuable upon the exercise of the Warrants acquired in our 2008 private placement, of which 96,000 were exercised on November 23, 2009 but as to which shares have not yet been issued of record, and 20,880 shares issuable upon the exercise of Warrants acquired in our 2009 Private Placement.   Includes 585,000 shares of common stock issuable upon conversion of $4,095,000 in principal under our credit facility (the "Loan") as of October 30, 2009 at a conversion rate of $7.00 per share and 993,533 shares of common stock issuable upon conversion of $34,773,665 in principal and interest under the Loan as of October 30, 2009 at a conversion rate of $35.00 per share.  Does not include 275,070 shares of common stock issuable upon conversion of a maximum of an additional $9,627,450 in interest which may accrue in favor of LC Capital Master Fund Ltd. during the term of the Loan, assuming no further extension of the maturity date of the Loan. Of the 275,070 shares of common stock, only 11,105 shares were beneficially owned by LC Capital Master Fund Ltd. as of October 30, 2009 as a result of common stock issuable upon conversion of $388,625 of interest, which is the amount of interest that will have accrued within 60 days of October 30, 2009. These shares are included. Does not include 177,833 shares of stock issuable in the event of a further two year extension of the maturity date of the Loan.

These securities also may be deemed to be beneficially owned by LC Capital Partners, LP ("Partners"), LC Capital Advisors LLC ("Advisors"), Lampe, Conway & Co., LLC ("LC&C"), LC Capital International LLC ("International"), Steven G. Lampe (“Lampe”) and Richard F. Conway ("Conway") by virtue of the following relationships: (i) Partners' beneficially owns one-third of the outstanding shares of the Master Fund; (ii) Advisors is the sole general partner of Partners; (iii) LC&C acts as investment manager to Partners and the Master Fund pursuant to certain investment management agreements, and as a result of such agreements, LC&C shares voting and dispositive power over the securities; (iv) International acts as investment advisor to the Master Fund pursuant to an investment advisory agreement and, as a result, International shares voting and dispositive power over the securities; and (v) Lampe and Conway act as the sole managing members of each of Advisors, LC&C and International and are the natural persons with voting and dispositive power over these securities.

LC Capital Master Fund Ltd. and/or its affiliates have designated Mr. Stephen E. Courter, a director of the Company, as their designee on our Board of Directors.

(6)	Includes 62,640 shares acquired in the Private Placement and 20,880 shares issuable upon exercise of the Warrants.

(7)	Includes 144,000 shares acquired in the Private Placement and 48,000 shares issuable upon exercise of the Warrants.
Dominic Redfern is investment manager of Altima Global Special Opportunities Master Fund Ltd. and has voting and dispositive power over these securities.

(8)	Includes 144,000 shares acquired in the Private Placement and 48,000 shares issuable upon exercise of the Warrants.

(9)
Includes 171,000 shares acquired in the Private Placement and 57,000 shares issuable upon exercise of the Warrants. The selling stockholder holds these securities as nominee for Williams De Broe Limited.   Len Russell account executive of Williams De Broe Limited, is the natural born person that has voting and dispositive power over 42,140 shares and 9,380 Warrants. Bob Catto, as investment director of Williams De Broe Limited, is the natural born person that has voting and dispositive power over 129,390 shares and 43,130 Warrants on behalf of five execution-only clients, and over 21,470 shares and 4,490 Warrants for discretionary clients.

(10)	Includes 171,000 shares acquired in the Private Placement and 57,000 shares issuable upon exercise of the Warrants.

(11)
Includes 96,000 shares acquired in the Private Placement and 32,000 shares issuable upon exercise of the Warrants.  Mark Redway, Senior Fund Manager of the selling stockholder, and Gavin Wilson, Director of Energy Investments of the selling stockholder, are the natural born persons with voting and dispositive power over these securities.

(12)	Includes 96,000 shares acquired in the Private Placement and 32,000 shares issuable upon exercise of the Warrants.

(13)
Includes 60,000 shares acquired in the Private Placement and 20,000 shares issuable upon exercise of the Warrants.  Philip Caldwell, owner of Caldwell Management, Kin Tang, Investment Manager of Caldwell Management, and Claudio Buehler, Investment Manager of Caldwell Management, are the natural born persons with voting and dispositive power over these securities.

(14)	Includes 60,000 shares acquired in the Private Placement and 20,000 shares issuable upon exercise of the Warrants.

(15)
Lloyd I. Miller A4 Trust is owned and operated by Lloyd I. Miller.  MILFAM II, LP, also owned and operated by Lloyd I. Miller, is the holder of 10% of our loan under our credit facility (“Loan”). Lloyd I. Miller is the natural born person with voting and dispositive power over these securities..

Includes 249,427 shares of common stock beneficially owned as of November 12, 2009, including 54,960 shares acquired in the Private Placement, and 194,467 shares of common stock beneficially owned immediately prior to the Private Placement.  Includes 18,320 shares issuable upon the exercise of Warrants acquired in our 2009 Private Placement.   Includes 65,000 shares of common stock issuable upon conversion of $455,000 in principal under our credit facility (the "Loan") as of October 30, 2009 at a conversion rate of $7.00 per share and 110,393 shares of common stock issuable upon conversion of $3,863,755 in principal and interest under the Loan as of October 30, 2009 at a conversion rate of $35.00 per share.  Does not include 30,563 shares of common stock issuable upon conversion of a maximum of an additional $1,069,705 in interest which may accrue in favor of MILFAM II, LP during the term of the Loan, assuming no further extension of the maturity date of the Loan. Of the 30,563 shares of common stock, only 1,234 shares were beneficially owned by MILFAM II, LP as of October 30, 2009 as a result of common stock issuable upon conversion of $43,190 of interest, which is the amount of interest that will have accrued within 60 days of October 30, 2009. These shares are included. Does not include 19,759 shares of stock issuable in the event of a further two year extension of the maturity date of the Loan.

Lloyd I. Miller shares voting and dispositive power with the trustees of certain trusts with respect to 55,503 shares held by such trusts.

(16)	Includes 54,960 shares acquired in the Private Placement and 18,320 shares issuable upon exercise of the Warrants.

(17)
Includes 30,000 shares acquired in the Private Placement and 10,000 shares issuable upon exercise of the Warrants.  Diane Vella Bianco and/or David Vella, as the representatives of Cadrela Malta Limited are the natural born persons with voting and dispositive power over these securities.

(18)	Includes 30,000 shares acquired in the Private Placement and 10,000 shares issuable upon exercise of the Warrants.

(19)
Includes 12,000 shares acquired in the Private Placement and 4,000 shares issuable upon exercise of the Warrants.  The selling stockholder holds these securities as nominee for El Oro Limited.  Clement Robine Woodbine Parish,  of El Oro Limited, is the natural person with voting and dispositive power over these securities.

(20)	Includes 12,000 shares acquired in the Private Placement and 4,000 shares issuable upon exercise of the Warrants.

(21)
Includes 15,000 shares acquired in the Private Placement and 5,000 shares issuable upon exercise of the Warrants. Edward Sugar is the natural born person with voting and dispositive power over these securities .

(22)	Includes 15,000 shares acquired in the Private Placement and 5,000 shares issuable upon exercise of the Warrants.

(23)
Includes 24,000 shares acquired in the Private Placement and 8,000 shares issuable upon exercise of the Warrants. The selling stockholder holds these securities in nominee for Hawkwood Capital LLP.  Russell Duckworth is the natural born person that has voting and dispositive power of the shares.

(24)	Includes 24,000 shares acquired in the Private Placement and 8,000 shares issuable upon exercise of the Warrants.

(25)
Includes 9,000 shares acquired in the Private Placement and 3,000 shares issuable upon exercise of the Warrants. John Elliot Ford is the natural born person with voting and dispositive power over these securities.

(26)	Includes 9,000 shares acquired in the Private Placement and 3,000 shares issuable upon exercise of the Warrants.

USE OF PROCEEDS

    We will not receive any proceeds from the sale of any or all of the shares being offered by the selling stockholders under this prospectus.   We may receive an amount of up to approximately $3,393,000.00 upon the exercise of the Warrants, if exercised.  Any proceeds that we receive from the exercise of Warrants will be used by us for general working capital. There can be no assurances that any of the Warrants will be exercised.

PLAN OF DISTRIBUTION

    The shares of common stock offered by this prospectus will be offered and sold by the selling stockholders named in this prospectus, by their donees, or by their other successors in interest.  We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, other than fees of counsel, if any, retained individually by the selling stockholders, and any discounts or commissions payable with respect to sales of the shares.

    The selling stockholders from time to time may offer and sell the shares in transactions in the Nasdaq Global Market at market prices prevailing at the time of sale.  The selling stockholders from time to time may also offer and sell the shares in private transactions at negotiated prices.  The selling stockholders may sell their shares directly or to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both.  Such compensation may be in excess of customary commissions.

    From time to time, a selling stockholder may pledge or grant a security interest in some or all of the shares which the selling stockholder owns.  If a selling stockholder defaults in the performance of the selling stockholder’s secured obligations, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus (except, in some cases, if the pledgees or secured parties are broker-dealers or are affiliated with broker-dealers).  The selling stockholders also may transfer and donate shares in other circumstances.  Donees may also offer and sell the shares from time to time by this prospectus (except, in some cases, if the donees are broker-dealers or are affiliated with broker-dealers).  The number of shares beneficially owned by a selling stockholder will decrease as and when a selling stockholder donates such stockholder’s shares or defaults in performing obligations secured by such stockholder’s shares.  The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the donees, pledgees, other secured parties or other successors in interest will be selling stockholders for purposes of this prospectus.  If we are notified that a donee, pledgee or other successor in interest of a selling stockholder intends to sell more than 500 shares of our common stock, we will file a supplement to this prospectus which includes all of the information required to be disclosed by Item 507 of Regulation S-K.  Further, we will file a post-effective amendment to this registration statement upon notification of any change in the plan of distribution.

    The selling stockholders and any broker-dealers acting in connection with the sale of the shares covered by this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of the shares as principals may be deemed to be underwriting compensation under the Securities Act of 1933.

    We have advised the selling stockholders of the requirement for delivery of this prospectus in connection with any sale of the shares.  We have also advised the selling stockholders of the relevant cooling off period specified by Regulation M and restrictions upon the selling stockholders’ bidding for or purchasing our securities during the distribution of shares.

Transfer Agent

    The transfer agent for our common stock is Continental Stock Transfer & Trust Company, New York, New York.

LEGAL MATTERS

    Certain legal matters in connection with the issuance of the securities offered under this prospectus will be passed upon for us by Theodora Oringher Miller & Richman PC, attorneys at law, Los Angeles, California.

EXPERTS

    The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Cadiz Inc. for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the common stock offered by this prospectus.  This prospectus, which is part of the registration statement, does not contain all of the information in the registration statement.  For further information about us and our common stock, you should refer to the registration statement, including exhibits, and the financial statements and notes filed as a part thereof.

    We file quarterly and annual reports, proxy statements and other information with the Commission.  You may read and copy any document that we file at the public reference facilities of the Commission at 100 F Street, N.E., Washington, D.C. 20549.    You may call the Commission at 1-800-SEC-0330 for further information on the operation of its public reference room.  Our filings with the Commission, including the registration statement, are available to you on the Commission’s website at  http://www.sec.gov.  In addition, documents that we file with the Commission are available on our website at www.cadizinc.com.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to "incorporate by reference" into this prospectus the information we file with them.  The information we incorporate by reference into this prospectus is an important part of this prospectus.  Any statement in a document we have filed with the Commission prior to the date of this prospectus and which is incorporated by reference into this prospectus will be considered to be modified or superseded to the extent a statement contained in the prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement.  The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.

    We incorporate by reference into this prospectus the information contained in the following documents, which is considered to be a part of this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 11, 2009 and amended on April 30, 2009;

•	our Current Report on Form 8-K filed on February 12, 2009;

•	our Current Report on Form 8-K filed on April 8, 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 8, 2009;

•	our Current Report on Form 8-K filed on May 14, 2009;

•	our Current Report on Form 8-K filed on May 27, 2009;

•	our Current Report on Form 8-K filed on June 4 , 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed on August 10, 2009;

•	our Current Report on Form 8-K filed on October 26, 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed on November 6, 2009;

•	the description of our common stock as set forth in our registration statement filed on Form 8-A under the Exchange Act on May 8, 1984, as amended by reports on:

o	Form 8-K filed with the SEC on May 26, 1988;
o	Form 8-K filed with the SEC on June 2, 1992;
o	Form 8-K filed with the SEC on May 18, 1999; and
o	Annual Report on Form 10-K for the year ended December 31, 2003, filed on November 2, 2004

    We also incorporate by reference all additional documents that we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are filed after the effective date of the registration statement of which this prospectus is a part and prior to the termination of the offering of securities offered pursuant to this prospectus.  We are not, however, incorporating in each case, any documents or information that we are deemed to “furnish” and not file in accordance with the Commission rules.

    You may obtain a copy of these filings, without charge, by writing or calling us at:

Cadiz Inc.
550 South Hope Street
Suite 2850
Los Angeles, California 90071
Attention: Investor Relations
(213) 271-1600

    No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by us or any selling shareholder.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation.  Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this prospectus or in our affairs since the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

   We estimate that expenses in connection with the distribution described in this Registration Statement will be as shown below.  All expenses incurred with respect to the distribution, except for fees of counsel, if any, retained individually by a selling stockholder and any discounts or commissions payable with respect to sales of the shares, will be paid by us.  See "Plan of Distribution."

SEC registration fee	$549.81
Printing expenses	$0.00
Accounting fees and expenses	$10,000.00
Legal fees and expenses	$5,000.00
Miscellaneous	$0.00

Total	$15,549.81

Item 15.  Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law permits our Board of Directors to indemnify any person against expenses, attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which he is made a party because he serves or served as a director, officer, employee or agent of Cadiz or of another entity.  The language of Section 145 is sufficiently broad to permit indemnification in some situations for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

    Our Bylaws provide for mandatory indemnification of directors and officers of Cadiz, and those serving at the request of Cadiz as directors, officers, employees, or agents of other entities, to the maximum extent permitted by law.  The Bylaws provide that this indemnification shall be a contract right between each of these persons and Cadiz.

    Our Certificate of Incorporation provides that a director of the company shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

(1)	for any breach of the director's duty of loyalty to Cadiz or its stockholders;

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)	under Section 174 of the Delaware General Corporation Law; or

(4)	for any transaction from which the director derived an improper personal benefit.

    Our Certificate of Incorporation provides that if the Delaware General Corporation Law is subsequently amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the law as amended.  We have also purchased a liability insurance policy which insures our directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

Item 16.  Exhibits.

    The following exhibits are filed or incorporated by reference as part of this Registration Statement.

4.1	Specimen form of stock certificate(1)

4.2	Cadiz Inc. Certificate of Incorporation, as amended(2)

4.3	Amendment to Cadiz Inc. Certificate of Incorporation dated November 8, 1996(3)

4.4	Amendment to Cadiz Inc. Certificate of Incorporation dated September 1, 1998(1)

4.5	Amendment to Cadiz Inc. Certificate of Incorporation dated December 15, 2003(4)

4.6	Certificate of Elimination of Series D Preferred Stock, Series E-1 Preferred Stock and Series E-2 Preferred Stock of Cadiz Inc. dated December 15, 2003(4)

4.7	Certificate of Elimination of Series A Junior Participating Preferred Stock of Cadiz Inc., dated March 25, 2004(4)

4.8	Amended and Restated Certificate of Designations of Series F Preferred Stock of Cadiz Inc. dated November 30, 2004(5)

4.9	Second Amended and Restated Certificate of Designations of Series F Preferred Stock of Cadiz Inc. dated June 30, 2006(6)

4.10	Cadiz Inc. Bylaws, as amended(7)

4.11	Certificate of Elimination of Series F Preferred Stock of Cadiz Inc. (as filed August 3, 2007)(8)

4.12	Form of Subscription Agreement used for issuance of Units in October and November 2009

4.13	Form of Warrant Agreement

5.1	Opinion of Theodora Oringher Miller & Richman PC as to the legality of the securities being registered

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Theodora Oringher Miller & Richman PC (included in its opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1	Letter of Intent with Golden State Water Company dated June 1, 2009

(1)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended September 30, 1998 and incorporated herein by reference

(2)	Previously filed as an exhibit to our registration statement on Form S-1 (Registration No. 33-75642) and incorporated herein by reference

(3)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended September 30, 1996 and incorporated herein by reference

(4)	Previously filed as an exhibit to our annual report on Form 10-K for the year ended December 31, 2003, filed on November 2, 2004 and incorporated herein by reference

(5)	Previously filed as an exhibit to our current report on Form 8-K dated November 30, 2004 and filed on December 2, 2004, and incorporated herein by reference

(6)	Previously filed as an exhibit to our current report on Form 8-K dated July 6, 2006 and filed on July 6, 2006, and incorporated herein by reference

(7)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference

(8)	Previously filed as an Exhibit to our quarterly report on Form 10-Q for the quarter ended June 30, 2007 and incorporated herein by reference

Item 17.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 , and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	[Intentionally omitted]

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on November 24, 2009.

CADIZ INC.
Registrant

By:	/s/ Keith Brackpool
Keith Brackpool
Chairman and Chief Executive Officer

KNOW ALL YE BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Keith Brackpool and Timothy J. Shaheen, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statements filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, which relates to this Registration Statement, and to file same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Keith Brackpool Keith Brackpool	Chief Executive Officer and Director (Principal Executive Officer)	November 24, 2009
/s/ Timothy J. Shaheen Timothy J. Shaheen	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	November 24, 2009
/s/ Murray H. Hutchison Murray H. Hutchison	Director	November 24, 2009
/s/ Raymond J. Pacini Raymond J. Pacini	Director	November 24, 2009
/s/ Stephen J. Duffy Stephen J. Duffy	Director	November 24, 2009
/s/ Winston H. Hickox Winston H. Hickox	Director	November 24, 2009
/s/ Geoffrey Grant Geoffrey Grant	Director	November 24, 2009
/s/ Stephen E. Courter Stephen E. Courter	Director	November 24, 2009

EXHIBITS INDEX

Exhibit No.:          Title of Document

4.1	Specimen form of stock certificate(1)

4.2	Cadiz Inc. Certificate of Incorporation, as amended(2)

4.3	Amendment to Cadiz Inc. Certificate of Incorporation dated November 8, 1996(3)

4.4	Amendment to Cadiz Inc. Certificate of Incorporation dated September 1, 1998(1)

4.5	Amendment to Cadiz Inc. Certificate of Incorporation dated December 15, 2003(4)

4.6	Certificate of Elimination of Series D Preferred Stock, Series E-1 Preferred Stock and Series E-2 Preferred Stock of Cadiz Inc. dated December 15, 2003(4)

4.7	Certificate of Elimination of Series A Junior Participating Preferred Stock of Cadiz Inc., dated March 25, 2004(4)

4.8	Amended and Restated Certificate of Designations of Series F Preferred Stock of Cadiz Inc. dated November 30, 2004(5)

4.9	Second Amended and Restated Certificate of Designations of Series F Preferred Stock of Cadiz Inc. dated June 30, 2006(6)

4.10	Cadiz Inc. Bylaws, as amended(7)

4.11	Certificate of Elimination of Series F Preferred Stock of Cadiz Inc. (as filed August 3, 2007)(8)

4.12	Form of Subscription Agreement used for issuance of Units in October and November 2009

4.13	Form of Warrant Agreement

5.1	Opinion of Theodora Oringher Miller & Richman PC as to the legality of the securities being registered

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Theodora Oringher Miller & Richman PC (included in its opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1	Letter of Intent with Golden State Water Company dated June 1, 2009

______________________________

(1)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended September 30, 1998 and incorporated herein by reference

(2)	Previously filed as an exhibit to our registration statement on Form S-1 (Registration No. 33-75642) and incorporated herein by reference

(3)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended September 30, 1996 and incorporated herein by reference

(4)	Previously filed as an exhibit to our annual report on Form 10-K for the year ended December 31, 2003, filed on November 2, 2004, and incorporated herein by reference

(5)	Previously filed as an exhibit to our current report on Form 8-K dated November 30, 2004 and filed on December 2, 2004, and incorporated herein by reference

(6)	Previously filed as an exhibit to our current report on Form 8-K dated July 6, 2006 and filed on July 6, 2006, and incorporated herein by reference

(7)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference

(8)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended June 30, 2007 and incorporated herein by reference